P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
July 23, 2024		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES SECOND QUARTER 2024 RESULTS
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter ended June 30, 2024. Net income totaled $29.0 million for the second quarter of 2024, representing earnings per diluted common share of $0.82. In comparison, Peoples reported net income of $29.6 million, representing earnings per diluted common share of $0.84, for the first quarter of 2024 and net income of $21.1 million, representing earnings per diluted common share of $0.64, for the second quarter of 2023.
"We are pleased with our results for the quarter, in particular our loan growth and continued stable credit metrics. Additionally, we are very honored to be recognized by Newsweek for being awarded one of America's Best Regional Banks and one of America's Greatest Workplaces, one of only five banks being recognized for both awards," said Tyler Wilcox, President and Chief Executive Officer. "We continue to focus on creating a top tier workplace while producing solid and consistent performance."
Statement of Operations Highlights:
•Net interest income for the second quarter of 2024 was relatively consistent when compared to the linked quarter, with higher interest income offset by higher funding costs.
◦Net interest margin decreased to 4.18% for the second quarter of 2024, compared to 4.26% for the linked quarter driven by lower accretion income.
•Peoples recorded a provision for credit losses of $5.7 million for the second quarter of 2024, compared to a provision for credit losses of $6.1 million for the first quarter of 2024.
◦The provision for credit losses negatively impacted earnings per diluted common share by $0.13 for the second quarter of 2024 and $0.14 for the first quarter of 2024.
•Total non-interest income, excluding net gains and losses, decreased $1.6 million, or 6%, for the second quarter of 2024 compared to the linked quarter.
◦The decrease was primarily driven by lower insurance income due to annual contingency income recognized in the first quarter of each year.
•Total non-interest expense for the second quarter of 2024 increased $0.3 million compared to the linked quarter.
◦The efficiency ratio for the second quarter of 2024 was 59.2%, compared to 58.1% for the linked quarter.
Balance Sheet Highlights:
•Period-end total loan and lease balances at June 30, 2024 increased $122.5 million, or 8% annualized, compared to at March 31, 2024.
◦The increase was driven by growth in (i) premium finance loans, (ii) commercial and industrial loans, (iii) constructions loans, and (iv) consumer indirect loans, partially offset by a decrease in other commercial real estate loans.
•Asset quality metrics remained stable during the second quarter of 2024.
◦Delinquency trends improved compared to March 31, 2024.
◦Criticized and classified loans both decreased and were driven by the paydowns of previously downgraded commercial and industrial relationships.
◦Annualized net charge-offs were 0.27% of average total loans, representing a return to pre-pandemic levels.

•Period-end total deposit balances at June 30, 2024 decreased $28.8 million compared to at March 31, 2024
◦Excluding a decrease in brokered certificates of deposit of $70.8 million, core deposits were up $42.0 million compared to the linked quarter, driven by an increase in retail certificates of deposits and higher money market deposit accounts.
◦Total loan balances were 87% of total deposit balances at June 30, 2024, compared to 85% at March 31, 2024.
Completion of the Limestone Merger:
As of the close of business on April 30, 2023, Peoples completed its previously announced merger with Limestone Bancorp, Inc. (“Limestone”), a bank holding company headquartered in Louisville, Kentucky, and the parent company of Limestone Bank, pursuant to a definitive Agreement and Plan of Merger (the “Merger Agreement”) dated October 24, 2022. Under the terms of the Merger Agreement, Limestone merged with and into Peoples, and immediately thereafter Limestone Bank merged with and into Peoples’ wholly-owned subsidiary, Peoples Bank (collectively, the "Limestone Merger"), in a transaction valued at $177.9 million. Peoples recorded acquisition-related expenses, primarily related to the Limestone Merger, which included $(0.1) million and $10.7 million in other non-interest expense for the three months ended March 31, 2024, and three months ended June 30, 2023, respectively. There was no such expense for the three months ended June 30, 2024. For the six months ended June 30, 2024, Peoples recorded acquisition expenses of $(0.1) million compared to $11.3 million for the six months ended June 30, 2023.

Net Interest Income
Net interest income was $86.6 million for the second quarter of 2024 and was relatively flat when compared to the linked quarter. Net interest margin was 4.18% for the second quarter of 2024, compared to 4.26% for the linked quarter. The decrease in net interest margin was primarily driven by a decrease in accretion income, net of amortization, from acquisitions and higher borrowing costs, which offset higher earning asset yields.
Net interest income for the second quarter of 2024 increased $1.8 million, or 2%, compared to the second quarter of 2023. The increase in net interest income compared to the second quarter of 2023 was driven by increases in market interest rates, the Limestone Merger, and organic growth. Net interest margin decreased 36 basis points when compared to the second quarter of 2023, driven primarily by an increase in interest expense on deposits.
Accretion income, net of amortization expense, from acquisitions was $5.8 million for the second quarter of 2024, $6.5 million for the first quarter of 2024 and $4.5 million for the second quarter of 2023, which added 29 basis points, 32 basis points and 24 basis points, respectively, to net interest margin. The decrease in accretion income for the second quarter of 2024 when compared to the linked quarter was primarily driven by lower pay-offs. The increase in accretion income for the current quarter compared to the second quarter of 2023 was a result of the accretion from the Limestone Merger.
For the first six months of 2024, net interest income increased $15.5 million, or 10%, compared to the first six months of 2023, while net interest margin decreased 31 basis points to 4.22%. The increase in net interest income was driven by increases in market interest rates and an additional four months of income from the Limestone Merger. The decrease in net interest margin for the first six months of 2024 compared to the first six months of 2023 was primarily driven by higher borrowing costs, which offset higher earning asset yields.
Accretion income, net of amortization expense, from acquisitions was $12.3 million for the six months ended June 30, 2024, compared to $6.5 million for the six months ended June 30, 2023, which added 30 and 18 basis points, respectively, to net interest margin. The increase in accretion income for the first six months of 2024 compared to the same period in 2023 was due to more accretion in 2024 from the Limestone Merger.
Provision for Credit Losses:
The provision for credit losses was $5.7 million for the second quarter of 2024, compared to $6.1 million for the linked quarter and $8.0 million for the second quarter of 2023. The provision for credit losses for the second quarter of 2024 was a result of (i) higher net charge-offs, (ii) an increase of reserves on individually analyzed loans and leases, and (iii) loan growth. The provision for credit losses for the first quarter of 2024 was driven by (i) a deterioration in macro-economic conditions used within the current expected credit loss ("CECL") model, (ii) an increase of reserves on individually analyzed loans and leases and (iii) loan growth. The decrease in the provision for credit losses for the second quarter of 2024 compared to the second quarter of 2023, was largely attributable to the provision for loans acquired in the Limestone Merger recorded in the second quarter of 2023, as well as a reduction in the reserves for individually analyzed loans and leases, offset by loan growth, an increase in net charges-offs and economic forecast deterioration.
The provision for credit losses during the first six months of 2024 was $11.8 million, compared to a provision for credit losses of $9.8 million for the first six months of 2023. The provision for credit losses during the first six months of 2024 was mainly a result of (i) higher net charge-offs, (ii) an increase in reserves on individually analyzed loans and leases and (iii) loan growth. The provision for credit losses during the first six months of 2023 was driven by (i) the addition of the provision for the non-purchased credit deteriorated loans acquired in the Limestone Merger, (ii) loan growth and (iii)

economic forecast deterioration, partially offset by a reduction in the reserves for individually analyzed loans and leases and the use of updated loss drivers.
The provision for credit losses recorded represents the amount needed to maintain the appropriate level of the allowance for credit losses based on management’s quarterly estimates. The provision for credit losses negatively impacted earnings per diluted common share by $0.13 for the second quarter of 2024, $0.14 for the first quarter of 2024, and $0.19 for the second quarter of 2023. For the first six months of 2024, the provision negatively impacted earnings per diluted common share by $0.27, compared to $0.25 for the first six months of 2023.
For additional information on net charge-offs, credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Income. The net loss for the second quarter of 2024 was $0.8 million, compared to a net loss of $0.3 million for the linked quarter, and a net loss of $1.8 million for the second quarter of 2023. The net loss for the second quarter of 2024 was driven primarily by $0.4 million of net losses on repossessed assets. The net loss for the linked quarter was primarily due to $0.3 million of net losses on repossessed assets. The second quarter of 2023 net loss was primarily driven by a $1.6 million write-down of an other real estate owned ("OREO") property.
The net loss realized during the first six months of 2024 was $1.1 million, compared to a net loss realized of $4.0 million for the first six months of 2023. The net loss for the first six months of 2024 was primarily driven by the $0.7 million of net losses on repossessed assets mentioned above. The net loss recognized in the first six months of 2023 was primarily driven by a $2.0 million pre-tax net loss on the sale of available-for-sale investment securities and the $1.6 million write-down of an OREO property mentioned above.
Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the second quarter of 2024 decreased $1.6 million compared to the linked quarter. The decrease in non-interest income, excluding net gains and losses, was primarily impacted by a decrease of $2.4 million in insurance income due to seasonal performance-based commissions being paid in the first quarter of each year. Partially offsetting the decrease was an increase of $0.4 million in each of electronic banking income and trust and investment income, respectively. Total non-interest income, excluding net gains and losses, for the second quarter of 2024 was 22% of total revenue (defined as net interest income plus total non-interest income excluding net gains and losses) compared to 23% for the first quarter of 2023.
Compared to the second quarter of 2023, total non-interest income, excluding net gains and losses, increased $1.6 million, primarily due to a $1.1 million increase in other non-interest income, driven by operating lease income, and a $0.6 million increase in trust and investment income, partially offset by a $0.6 million decrease in lease income. The increases for the second quarter of 2024, when compared to the second quarter of 2023, were primarily due to the additional customers brought in from the Limestone Merger and increases of assets under administration and management.
For the first six months of 2024, total non-interest income, excluding gains and losses, increased $6.5 million, or 15%, compared to the first six months of 2023. The increase was driven by (i) a $2.1 million increase in other non-interest income, driven by operating lease income, (ii) a $1.2 million increase in insurance income, (iii) a $1.1 million increase in trust and investment income, (iv) a $1.0 million increase in bank owned life insurance income, (v) a $0.9 million increase in deposit account service charge income, and (vi) a $0.6 million increase in electronic banking income, offset by a $0.4 million decrease in lease income. The increases for the first six months of 2024, when compared to the first six months of 2023, were primarily due to the additional customers brought in from the Limestone Merger, increases of assets under administration and management, higher contingency income, and market increases for premiums.
Total Non-interest Expense:
Total non-interest expense increased $0.3 million for the second quarter of 2024, compared to the linked quarter. The increase in total non-interest expense was primarily due to increases of $2.2 million in other non-interest expense driven by a one-time $1.3 million true-up of corporate expenses and $1.0 million in data processing and software expense driven by higher expenses attributable to recent technology projects, partially offset by a decrease of $2.3 million in salaries and employee benefit costs. The decrease in salaries and employee benefits costs was due to annual expenses that occur in the first quarter of each year including annual merit increases, stock-based compensation expenses attributable to retirement-eligible employees and health savings account ("HSA") contributions.
Compared to the second quarter of 2023, total non-interest expense decreased $1.9 million, or 3%. Excluding acquisition-related expenses, non-interest expenses increased $8.8 million, or 15%, primarily due to increases of $3.7 million in salaries and employee benefits costs due to additional employees added in the Limestone Merger, and $2.0 million in data processing and software expense due to the recent growth, including through acquisitions.
For the six months of 2024, total non-interest expense increased $10.1 million, or 8%, compared to the first six months of 2023. Excluding acquisition-related expenses, non-interest expenses increased $21.5 million, or 19%, primarily due to increases of $10.5 million in salaries and employee benefits costs due to additional employees added in the Limestone Merger, and $3.2 million and $2.1 million in data processing and software expense and in net occupancy and equipment expense, respectively, due to recent growth, included through acquisitions.
The table below summarizes the amount of acquisition-related expenses for each line item that is a component of non-interest expense. Acquisition-related expenses are considered a non-core non-interest expense by Peoples. This information is used by Peoples to provide information useful to investors in understanding Peoples' operating performance and trends.

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30
	2024	2024	2023	2024	2023
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Non-interest expense:
Salaries and employee benefit costs	$36,564	$38,893	$38,025	$75,457	$70,053
Data processing and software expense	6,743	5,769	4,728	12,512	9,290
Net occupancy and equipment expense	6,142	6,283	5,380	12,425	10,335
Professional fees	2,935	2,967	7,438	5,902	10,319
Amortization of other intangible assets	2,787	2,788	2,800	5,575	4,671
Electronic banking expense	1,941	1,781	1,832	3,722	3,323
Marketing expense	681	1,056	1,357	1,737	2,287
FDIC insurance premiums	1,251	1,186	1,464	2,437	2,265
Franchise tax expense	760	881	872	1,641	1,906
Communication expense	736	799	724	1,535	1,337
Other loan expenses	1,036	1,076	538	2,112	1,277
Other non-interest expense	7,182	4,986	5,465	12,168	10,039
Total non-interest expense	68,758	68,465	70,623	137,223	127,102
Acquisition-related non-interest expense:
Salaries and employee benefit costs	—	16	5,125	16	5,146
Data processing and software expense	—	(18)	1	(18)	1
Net occupancy and equipment expense	—	—	20	—	29
Professional fees	—	(38)	4,812	(38)	5,103
Electronic banking expense	—	(100)	115	(100)	115
Marketing expense	—	10	13	10	23
Other loan expenses	—	—	1	—	1
Other non-interest expense	—	46	622	46	842
Total acquisition-related non-interest expense	—	(84)	10,709	(84)	11,260
Non-interest expense excluding acquisition-related expense:
Salaries and employee benefit costs	36,564	38,877	32,900	75,441	64,907
Data processing and software expense	6,743	5,787	4,727	12,530	9,289
Net occupancy and equipment expense	6,142	6,283	5,360	12,425	10,306
Professional fees	2,935	3,005	2,626	5,940	5,216
Amortization of other intangible assets	2,787	2,788	2,800	5,575	4,671
Electronic banking expense	1,941	1,881	1,717	3,822	3,208
Marketing expense	681	1,046	1,344	1,727	2,264
FDIC insurance premiums	1,251	1,186	1,464	2,437	2,265
Franchise tax expense	760	881	872	1,641	1,906
Communication expense	736	799	724	1,535	1,337
Other loan expenses	1,036	1,076	537	2,112	1,276
Other non-interest expense	7,182	4,940	4,843	12,122	9,197
Total non-interest expense excluding acquisition-related expense	$68,758	$68,549	$59,914	$137,307	$115,842

The efficiency ratio for the second quarter of 2024 was 59.2%, compared to 58.1% for the linked quarter and 62.7% for the second quarter of 2023. The efficiency ratio improved compared to the prior year quarter due to the decrease in acquisition-related expenses. The efficiency ratio, adjusted for non-core items, was 59.2% for the second quarter of 2024, compared to 58.1% for the linked quarter, and 53.3% for the second quarter of 2023. The efficiency ratio and the adjusted for non-core items efficiency ratio increased compared to the linked quarter increased mainly as the result of a reduction in non-interest income. The efficiency ratio for the first six months of 2024 was 58.6%, compared to 60.4% for the first six months of 2023. The efficiency ratio improved compared to the prior year first six months due to the decrease in acquisition-related expenses. The efficiency ratio, adjusted for non-core items, was 58.7% for the first six months of 2024, compared to 55.2% for the first six months of 2023. Peoples continues to focus on controlling expenses, while recognizing necessary costs in order to continue growing the business.
Income Tax Expense:
Peoples recorded income tax expense of $6.9 million with an effective tax rate of 19.1% for the second quarter of 2024, compared to income tax expense of $8.3 million with an effective tax rate of 21.8% for the linked quarter and income tax expense of $6.2 million with an effective tax rate of 22.6% for the second quarter of 2023. The decrease in income tax expense when compared to the prior quarter was driven by a $1.1 million one-time benefit related to a prior year amended return. The increase in income tax expense when compared to the second quarter of 2023 was primarily due to higher pre-tax income. Peoples recorded income tax expense of $15.1 million with an effective tax rate of 20.5% for the first six months of 2024 and $13.2 million with an effective tax rate of 21.7% in the first six months of 2023. The increase was driven by higher pre-tax income.
Investment Securities and Liquidity:
Peoples' investment portfolio primarily consists of available-for-sale investment securities reported at fair value and held-to-maturity investment securities reported at amortized cost. The available-for-sale investment securities balance at June 30, 2024 increased $2.7 million when compared to at March 31, 2024, increased $70.8 million when compared to at December 31, 2023, and decreased $14.3 million when compared to at June 30, 2023. The decrease in the balance when compared to at June 30, 2023, was driven by principal payment reductions. The balances of unrealized losses, net of tax, on available-for-sale investment securities recognized within accumulated other comprehensive loss were $112.7 million, $111.8 million, and $121.5 million at June 30, 2024, at March 31, 2024, and at June 30, 2023, respectively.
The held-to-maturity investment securities balance at June 30, 2024 decreased $22.5 million and increased $18.3 million and $28.1 million when compared to at March 31, 2024, at December 31, 2023 and at June 30, 2023, respectively. The decrease when compared to the linked quarter was driven by principal payments. The increase when compared to June 30, 2023 was primarily driven by higher yielding, longer duration securities booked as held-to-maturity. The balances of net unrealized losses on held-to-maturity investment securities were $79.4 million, $77.4 million, and $81.1 million at June 30, 2024, at March 31, 2024, and at June 30, 2023, respectively.
The effective duration of the investment portfolio as of June 30, 2024 was estimated to be 5.26 years. The duration of Peoples’ investments is managed as part of its Asset Liability Management program, and has the potential to impact both liquidity and capital, as mismatches in duration may require a liquidation of investment securities at market prices to meet funding needs. These assets are one component of Peoples' liquidity profile.
Peoples maintains a number of liquid and liquefiable assets, borrowing capacity, and other sources of liquidity to ensure the availability of funds. At June 30, 2024, Peoples had liquid and liquefiable assets totaling $607.0 million, which included (i) cash and cash equivalents, (ii) unpledged government and agency investment securities and (iii) unpledged non-agency investment securities that could be liquidated. At June 30, 2024, Peoples had a borrowing capacity of $727.3 million available through the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank ("FRB"), and federal funds. Additionally at June 30, 2024, Peoples had other contingent sources of liquidity totaling $2.7 billion. Cash and cash equivalents decreased $190.9 million when compared to December 31, 2023 due to an improvement in other inputs in our aforementioned liquidity metrics, specifically unencumbered securities, driven by the migration of deposit balances to insured cash sweep accounts ("ICS"), freeing up investment securities previously held as collateral against those balances, and requiring less cash to be held on the balance sheet.
Loans and Leases:
The period-end total loan and lease balances at June 30, 2024 increased $122.5 million, or 8% annualized, compared to at March 31, 2024. The increase in the period-end total loan and lease balances was primarily driven by increases of (i) $54.4 million in premium finance loans, (ii) $43.4 million in commercial and industrial loans, (iii) $25.9 million in construction loans, (iv) $24.8 million in indirect consumer loans, partially offset by a reduction of $47.8 million in other commercial real estate loans.
The period-end total loan and lease balances at June 30, 2024 increased $166.2 million compared to at December 31, 2023, primarily driven by growth of $90.2 million, $73.1 million, and $18.9 million in premium finance loans, commercial and industrial loans, and home equity lines of credit, respectively, partially offset by a decrease of $23.4 million in construction loans.

The period-end total loan and lease balances at June 30, 2024 increased $350.8 million compared to at June 30, 2023, primarily driven by organic growth in our premium finance, other commercial real estate, commercial and industrial, and lease portfolios of $130.1 million, $124.5 million, $97.8 million, and $52.9, respectively.
Quarterly average total loan balances increased $73.5 million compared to the linked quarter. The increase in average total loan balances when compared to the linked quarter was primarily the result of growth of (i) $50.1 million in premium finance loans, (ii) $27.1 million in commercial and industrial loans,and (iii) $9.9 million in leases, partially offset by reductions of $10.5 million in construction loans, $5.4 million in residential real estate loans, and $5.0 million in consumer direct loans.
Compared to the second quarter of 2023, quarterly average loan balances in the current quarter increased $0.7 billion, or 12%. The increase was driven by loans acquired in the Limestone Merger, and to a lesser extent, organic growth in other commercial real estate loans, commercial and industrial loans, premium finance loans, and leases.
Asset Quality:
Overall, asset quality remained relatively stable through the second quarter of 2024. Delinquency trends remained stable as loans considered current comprised 98.8%, 98.7%, and 99.0% of the loan portfolio at June 30, 2024, at March 31, 2024, and and at June 30, 2023, respectively. Total nonperforming assets at June 30, 2024 increased $2.4 million, or 5%, compared to at March 31, 2024, and increased $6.8 million, or 16%, compared to at June 30, 2023. The increase in nonperforming assets compared to the linked quarter was primarily due to an increase in the balance of nonaccrual small-ticket leases, produced by our North Star Leasing business, and other commercial real estate loans. The increase in nonperforming assets compared to at June 30, 2023, was impacted by the increase of small-ticket nonaccrual leases and an increase in loans past due and accruing. Nonperforming assets as a percent of total loans and OREO was 0.77% at June 30, 2024, compared to 0.74% at March 31, 2024, and 0.70% at June 30, 2023.
Criticized loans, which are those categorized as special mention, substandard or doubtful, decreased $16.6 million, or 6%, compared to at March 31, 2024, increased $4.7 million, or 2%, compared to at December 31, 2023, and increased $20.1 million, or 9%, compared to at June 30, 2023. As a percent of total loans, criticized loans were 3.79% at June 30, 2024, compared to 4.14% at March 31, 2024, 3.82% at December 31, 2023, and 3.68% at June 30, 2023. The decrease in the amount of criticized loans compared to at March 31, 2024 and at December 31, 2023 was primarily driven by paydowns on previously downgraded loans. Compared to June 30, 2023, the increase in the amount of criticized loans was primarily driven by loan downgrades.
Classified loans, which are those categorized as substandard or doubtful, decreased $27.3 million, or 19%, compared to at March 31, 2024, increased $0.2 million compared to at December 31, 2023, and increased $9.2 million, or 8%, compared to at June 30, 2023. As a percent of total loans, classified loans were 1.90% at June 30, 2024, compared to 2.38% at March 31, 2024, 1.95% at December 31, 2023, and 1.86% at June 30, 2023. The decrease in classified loans compared to at March 31, 2024 was driven by paydowns and two upgrades in the commercial portfolio. The increase in classified loans when compared to at June 30, 2023, was primarily driven by loan downgrades.
Annualized net charge-offs were 0.27% of average total loans for the second quarter of 2024, compared to 0.22% for the linked quarter, and 0.09% for the second quarter of 2023. The increase relative to the linked quarter was driven by an increase in charge-offs on small-ticket leases partially offset by decreases in net charge-offs on commercial and industrial loans and other commercial real estate loans. The increase in net charge-offs during the second quarter of 2024 versus the prior year second quarter was primarily attributable to an increase in charge-offs on (i) small-tickets leases, (ii) indirect consumer loans, (iii) commercial and industrial loans, and (iv) other commercial real estate loans.
At June 30, 2024, the allowance for credit losses increased $1.4 million when compared to at March 31, 2024, increased $4.2 million when compared to at December 31, 2023, and increased $5.0 million when compared to at June 30, 2023. The increase in the allowance for credit losses at June 30, 2024 when compared to at March 31, 2024 and at December 31, 2023 was primarily due to an increase on reserves for individually analyzed loans and leases. The increase in the allowance balance at June 30, 2024 when compared to June 30, 2023 was driven by loan growth and a deterioration in macro-economic conditions used within the CECL model, partially offset by a release of reserves on individually analyzed loans and leases. The ratio of the allowance for credit losses as a percent of total loans was 1.05% at June 30, 2024, compared to 1.05% at March 31, 2024, and 1.02% at June 30, 2023.
Deposits:
As of June 30, 2024, period-end total deposits decreased $28.8 million compared to at March 31, 2024. The decrease was primarily driven by decreases of (i) $70.8 million in brokered certificates of deposit, (ii) $58.8 million in governmental deposit accounts, and (iii) $24.2 million in interest-bearing demand deposit accounts, partially offset by an increase of $132.5 million in retail certificates of deposit. The increase in retail certificates of deposits was due to current specials being offered, while the decrease in governmental deposit accounts was due to the seasonality of those balances, which are typically higher in the first quarter. Excluding a decrease in brokered certificates of deposit of $70.8 million, deposits were up $42.0 million compared to the linked quarter, driven by the aforementioned increase in retail certificates of deposits and higher money market deposit accounts.
Compared to December 31, 2023, period-end total deposits increased $145.5 million, or 2%. The increase was primarily driven by increases of $369.5 million in retail certificates of deposit and $93.7 million in money market deposit accounts, partially offset by decreases of $162.8 million in brokered certificates of deposits, $95.0 million in non-interest bearing deposits and $60.8 million in interest bearing demand accounts.
Compared to June 30, 2023, period-end deposit balances increased $337.9 million, or 5%. The increase was primarily driven by increases of $862.1 million in retail certificates of deposit, $150.5 million in money market deposit accounts, and $60.7 million in governmental deposit accounts, offset by decreases of $236.1 million, $209.9 million, $147.3 million, and $142.1 million in savings accounts, non-interest bearing deposits, brokered certificates of deposit, and interest-bearing demand deposit accounts, respectively. The increase in retail certificates of deposits was driven by current promotions being offered.
The percentages of retail deposit balances and commercial deposit balances of the total deposit balance at June 30, 2024 were 78% and 22%, respectively, compared to 76% and 24%, respectively, at March 31, 2024, and 78% and 22%, respectively, at June 30, 2023.
Uninsured deposits were 30%, 32%, and 32% of total deposits at June 30, 2024, at March 31, 2024, and at June 30, 2023, respectively. Uninsured amounts are estimated based on the portion of customer account balances that exceeded the FDIC limit of $250,000. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $748.3 million, or 38%, $865.6 million, or 42%, and $749.9 million, or 38% of the uninsured deposit balances at June 30, 2024, at March 31, 2024, and at June 30, 2023, respectively.
Average deposit balances during the second quarter of 2024 increased $120.2 million when compared to the linked quarter, and increased $0.7 billion, or 11%, when compared to the second quarter of 2023. The increase in average deposit balances compared to the linked quarter was driven by increases of $160.8 million in retail certificates of deposits, $65.6 million in money market deposit accounts, and $32.0 million in governmental deposits, partially offset by decreases of $86.7 million in brokered certificates of deposits and $24.9 million in non-interest bearing deposits. Total demand deposit accounts comprised 35%, 35% and 42% of total deposits at June 30, 2024, at March 31, 2024 and at June 30, 2023, respectively.
Stockholders' Equity:
Total stockholders' equity at June 30, 2024 increased $15.8 million, or 1%, compared to at March 31, 2024. This change was primarily driven by net income of $29.0 million during the quarter, partially offset by dividends paid of $14.2 million. The increase in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period.
Total stockholders' equity at June 30, 2024 increased $24.3 million, or 2%, compared to at December 31, 2023, which was due to net income of $58.6 million in the first six months of 2024, partially offset by dividends paid of $27.9 million and an increase of $8.6 million in accumulated other comprehensive loss.
Total stockholders' equity at June 30, 2024 increased $78.9 million, or 8%, compared to at June 30, 2023, which was due to net income of $124.3 million in the last twelve months and a decrease in other comprehensive loss of $8.7 million, partially offset by dividends paid of $55.9 million.
At June 30, 2024, the tier 1 risk-based capital ratio was 12.55%, compared to 12.50% at March 31, 2024, and 12.10% at June 30, 2023. The common equity tier 1 risk-based capital ratio was 11.76% at June 30, 2024, compared to 11.69% at March 31, 2024, and 11.36% at June 30, 2023. The total risk-based capital ratio was 13.47% at June 30, 2024, compared to 13.40% at March 31, 2024, and 12.92% at June 30, 2023. Peoples adopted the five-year transition to phase in the impact of the adoption of CECL on regulatory capital ratios. Compared to at March 31, 2024, and at June 31, 2023, these ratios improved due to net income during the second quarter of 2024, partially offset by dividends paid.
At June 30, 2024, book value per common share and tangible book value per common share, which excludes goodwill and other intangible assets, were $30.36 and $18.91, respectively, compared to $29.93 and $18.39, respectively, at March 31, 2024, and $28.24 and $16.56, respectively, at June 30, 2023. The ratio of total stockholders' equity to total assets increased 21 basis points when compared to March 31, 2024. The tangible equity to tangible assets ratio, which excludes goodwill and other intangible assets, increased 24 basis points when compared to at March 31, 2024. Compared to at June 30, 2023, the total stockholders' equity to total assets ratio increased from 11.37% to 11.68%, and the tangible equity to tangible assets ratio increased from 7.00% to 7.61%. The ratios increased compared to at June 30, 2023, primarily due to net income over the last twelve months.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Headquartered in Marietta, Ohio since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.2 billion in total assets as of June 30, 2024, and 150 locations, including 130 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C., and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss second quarter 2024 results of operations on July 23, 2024, at 11:00 a.m., Eastern Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio and earnings conference call presentation will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than those in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses and COVID-19 employee retention credit.
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦The efficiency ratio adjusted for non-core items is calculated as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, COVID-19 employee retention credit, and the amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP financial measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income.
◦Return on average assets adjusted for non-core items is calculated as annualized net income (less the after-tax impact of all gains and losses, acquisition-related expenses, and COVID-19 employee retention credit divided by average assets. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses and acquisition-related expenses.
◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:
(1)the effects of interest rate policies, changes in the interest rate environment due to economic conditions and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Federal Reserve Board, including changes in the Federal Funds Target Rate, in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(2)the effects of inflationary pressures and the impact of rising interest rates on borrowers’ liquidity and ability to repay;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the interest rate policies of the Federal Reserve Board, the completion and successful integration of acquisitions, and the expansion of commercial and consumer lending activities;
(4)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(5)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or acquired companies to a variety of new and more stringent legal and regulatory requirements;
(6)the effects of easing restrictions on participants in the financial services industry;
(7)current and future local, regional, national and international economic conditions (including the impact of persistent inflation, supply chain issues or labor shortages, supply-demand imbalances affecting local real estate prices, high unemployment rates in the local or regional economies in which Peoples operates and/or the U.S. economy generally, an increasing federal government budget deficit, the failure of the federal government to raise the federal debt ceiling, potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, and changes in the relationship of the U.S. and U.S. global trading partners) and the impact these conditions may have on Peoples, Peoples' customers and Peoples' counterparties, and Peoples' assessment of the impact, which may be different than anticipated;

(8)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(9)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of recent inflationary pressures and continued elevated interest rates, and may adversely impact the amount of interest income generated;
(10)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(11)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;
(12)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;

(13)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(14)adverse changes in the conditions and trends in the financial markets, including recent inflationary pressures, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(15)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(16)Peoples' ability to receive dividends from Peoples' subsidiaries;
(17)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(18)the impact of larger or similar-sized financial institutions encountering problems, such as the failure in 2024 of Republic First Bank, and closures in 2023 of Silicon Valley Bank in California, Signature Bank in New York and First Republic Bank in California, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity, including Peoples’ continued ability to grow deposits or maintain adequate deposit levels, and may further result in potential increased regulatory requirements, increased reputational risk and potential impacts to macroeconomic conditions;

(19)Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(20)any misappropriation of the confidential information which Peoples possesses could have an adverse impact on Peoples' business and could result in regulatory actions, litigation and other adverse effects;
(21)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(22)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and Peoples' subsidiaries are highly dependent;
(23)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(24)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(25)the impact on Peoples' businesses, personnel, facilities or systems of losses related to acts of fraud, theft, misappropriation or violence;
(26)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics, cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts (including Russia’s war in Ukraine and the ongoing conflicts in the Middle East);
(27)the potential deterioration of the U.S. economy due to financial, political or other shocks;
(28)the potential influence on the U.S. financial markets and economy from the effects of climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs;
(29)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;
(30)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(31)Peoples' ability to integrate the Limestone Merger, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;

(32)the risk that expected revenue synergies and cost savings from the Limestone Merger may not be fully realized or realized within the expected time frame;
(33)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(34)the vulnerability of Peoples' network and online banking portals, and the systems of parties with whom Peoples contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;
(35)Peoples' business may be adversely affected by increased political and regulatory scrutiny of corporate environmental, social and governance ("ESG") practices;
(36)the effect of a fall in stock market prices on the asset and wealth management business; and
(37)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website - www.peoplesbancorp.com under the “Investor Relations” section.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its June 30, 2024 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from the estimates and information contained in this news release.
PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
PER COMMON SHARE:
Earnings per common share:
Basic	$0.83	$0.85	$0.64	$1.67	$1.57
Diluted	0.82	0.84	0.64	1.66	1.56
Cash dividends declared per common share	0.40	0.39	0.39	0.79	0.77
Book value per common share (a)	30.36	29.93	28.24	30.36	28.24
Tangible book value per common share (a)(b)	18.91	18.39	16.56	18.91	16.56
Closing price of common shares at end of period	$30.00	$29.61	$26.55	$30.00	$26.55

SELECTED RATIOS:
Return on average stockholders' equity (c)	10.99%	11.30%	8.89%	11.15%	10.96%
Return on average tangible equity (c)(d)	19.21%	19.91%	16.56%	19.55%	19.90%
Return on average assets (c)	1.27%	1.32%	1.01%	1.29%	1.23%
Return on average assets adjusted for non-core items (c)(e)	1.30%	1.33%	1.47%	1.31%	1.53%
Efficiency ratio (f)(i)	59.19%	58.06%	62.75%	58.62%	60.44%
Efficiency ratio adjusted for non-core items (g)(i)	59.19%	58.14%	53.35%	58.66%	55.15%
Pre-provision net revenue to total average assets (c)(h)	1.85%	1.97%	1.78%	1.91%	1.93%
Net interest margin (c)(i)	4.18%	4.26%	4.54%	4.22%	4.54%
Dividend payout ratio (j)	48.94%	46.46%	63.62%	47.69%	50.67%
(a)Data presented as of the end of the period indicated.

(b)Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(c)Ratios are presented on an annualized basis.
(d)Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e)Return on average assets adjusted for non-core items represents a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, and COVID-19 employee retention credit. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f)The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(g)The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, COVID-19 employee retention credit, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(h)Pre-provision net revenue is defined as net interest income plus total non-interest income (excluding all gains and losses) minus total non-interest expense. This measure represents a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(i)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(j)This ratio is calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$130,770	$127,593	$106,417	$258,363	$190,566
Total interest expense	44,157	40,953	21,564	85,110	32,835
Net interest income	86,613	86,640	84,853	173,253	157,731
Provision for credit losses	5,683	6,102	7,983	11,785	9,836
Net interest income after provision for credit losses	80,930	80,538	76,870	161,468	147,895

Non-interest income:
Electronic banking income	6,470	6,046	6,466	12,516	11,909
Trust and investment income	4,999	4,599	4,414	9,598	8,498
Deposit account service charges	4,339	4,223	4,153	8,562	7,676
Insurance income	4,109	6,498	4,004	10,607	9,429
Lease income	1,116	1,236	1,719	2,352	2,796
Bank owned life insurance income	1,037	1,500	842	2,537	1,549
Mortgage banking income	243	321	189	564	503
Net loss on investment securities	(353)	(1)	(166)	(354)	(2,101)
Net loss on asset disposals and other transactions	(428)	(341)	(1,665)	(769)	(1,911)
Other non-interest income	2,172	1,698	1,059	3,870	1,727
Total non-interest income	23,704	25,779	21,015	49,483	40,075

Non-interest expense:
Salaries and employee benefit costs	36,564	38,893	38,025	75,457	70,053
Data processing and software expense	6,743	5,769	4,728	12,512	9,290
Net occupancy and equipment expense	6,142	6,283	5,380	12,425	10,335
Professional fees	2,935	2,967	7,438	5,902	10,319
Amortization of other intangible assets	2,787	2,788	2,800	5,575	4,671
Electronic banking expense	1,941	1,781	1,832	3,722	3,323
FDIC insurance expense	1,251	1,186	1,464	2,437	2,265
Other loan expenses	1,036	1,076	538	2,112	1,277
Franchise tax expense	760	881	872	1,641	1,906
Communication expense	736	799	724	1,535	1,337
Marketing expense	681	1,056	1,357	1,737	2,287
Other non-interest expense	7,182	4,986	5,465	12,168	10,039
Total non-interest expense	68,758	68,465	70,623	137,223	127,102
Income before income taxes	35,876	37,852	27,262	73,728	60,868
Income tax expense	6,869	8,268	6,166	15,137	13,212
Net income	$29,007	$29,584	$21,096	$58,591	$47,656

CONSOLIDATED STATEMENTS OF INCOME (Cont.)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
PER COMMON SHARE DATA:
Net income available to common shareholders	$29,007	$29,584	$21,096	$58,591	$47,656
Less: Dividends paid on unvested common shares	218	143	144	361	246
Less: Undistributed loss allocated to unvested common shares	55	64	13	119	45
Net earnings allocated to common shareholders	$28,734	$29,377	$20,939	$58,111	$47,365

Weighted-average common shares outstanding	34,764,489	34,740,349	32,526,962	34,752,419	30,222,165
Effect of potentially dilutive common shares	353,159	311,461	123,014	319,131	92,339
Total weighted-average diluted common shares outstanding	35,117,648	35,051,810	32,649,976	35,071,550	30,314,504

Earnings per common share – basic	$0.83	$0.85	$0.64	$1.67	$1.57
Earnings per common share – diluted	$0.82	$0.84	$0.64	$1.66	$1.56
Cash dividends declared per common share	$0.40	$0.39	$0.39	$0.79	$0.77

Weighted-average common shares outstanding – basic	34,764,489	34,740,349	32,526,962	34,752,419	30,222,165
Weighted-average common shares outstanding – diluted	35,117,648	35,051,810	32,649,976	35,071,550	30,314,504
Common shares outstanding at the end of period	35,498,977	35,486,234	35,374,916	35,498,977	35,374,916

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2024	2023
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$119,981	$111,680
Interest-bearing deposits in other banks	115,890	315,042
Total cash and cash equivalents	235,871	426,722
Available-for-sale investment securities, at fair value (amortized cost of
$1,266,060 at June 30, 2024 and $1,184,288 at December 31, 2023) (a)	1,119,139	1,048,322
Held-to-maturity investment securities, at amortized cost (fair value of
$622,593 at June 30, 2024 and $612,022 at December 31, 2023) (a)	701,984	683,657
Other investment securities, at cost	62,742	63,421
Total investment securities (a)	1,883,865	1,795,400
Loans and leases, net of deferred fees and costs (b)	6,325,371	6,159,196
Allowance for credit losses	(66,247)	(62,011)
Net loans and leases	6,259,124	6,097,185
Loans held for sale	3,832	1,866
Bank premises and equipment, net of accumulated depreciation	106,589	103,856
Bank owned life insurance	142,605	140,554
Goodwill	362,169	362,169
Other intangible assets	44,248	50,003
Other assets	188,158	179,627
Total assets	$9,226,461	$9,157,382
Liabilities
Deposits:
Non-interest-bearing	$1,472,697	$1,567,649
Interest-bearing	5,825,077	5,584,648
Total deposits	7,297,774	7,152,297
Short-term borrowings	482,733	601,121
Long-term borrowings	234,257	216,241
Accrued expenses and other liabilities	133,864	134,189
Total liabilities	$8,148,628	$8,103,848

Stockholders' Equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at June 30, 2024 or at December 31, 2023	—	—
Common shares, no par value, 50,000,000 shares authorized, 36,760,516 shares issued at June 30, 2024 and 36,736,041 shares issued at December 31, 2023, including shares in treasury	863,975	865,227
Retained earnings	357,886	327,237
Accumulated other comprehensive loss, net of deferred income taxes	(110,193)	(101,590)
Treasury stock, at cost, 1,347,476 common shares at June 30, 2024 and 1,511,348 common shares at December 31, 2023	(33,835)	(37,340)
Total stockholders' equity	1,077,833	1,053,534
Total liabilities and stockholders' equity	$9,226,461	$9,157,382

(a)Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $0 and $238, respectively, as of June 30, 2024 and $0 and $238, respectively, as of December 31, 2023.
(b)Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2024	2024	2023	2023	2023
Loan Portfolio
Construction	$340,601	$314,687	$364,019	$374,016	$418,741
Commercial real estate, other	2,195,979	2,243,780	2,196,957	2,189,984	2,071,514
Commercial and industrial	1,258,063	1,214,615	1,184,986	1,128,809	1,160,310
Premium finance	293,349	238,962	203,177	189,251	162,357
Leases	430,651	422,694	414,060	402,635	377,791
Residential real estate	789,344	781,888	791,095	791,965	791,442
Home equity lines of credit	227,608	221,079	208,675	203,940	199,221
Consumer, indirect	675,054	650,228	666,472	668,371	654,371
Consumer, direct	113,655	113,588	128,769	134,562	138,019
Deposit account overdrafts	1,067	1,306	986	857	830
Total loans and leases	$6,325,371	$6,202,827	$6,159,196	$6,084,390	$5,974,596
Total acquired loans and leases (a)	$1,686,784	$1,757,169	$1,825,129	$1,925,554	$2,032,505
Total originated loans and leases	$4,638,587	$4,445,658	$4,334,067	$4,158,836	$3,942,091
Deposit Balances
Non-interest-bearing deposits (b)	$1,472,697	$1,468,363	$1,567,649	$1,569,095	$1,682,634
Interest-bearing deposits:
Interest-bearing demand accounts (b)	1,083,512	1,107,712	1,144,357	1,181,079	1,225,646
Retail certificates of deposit	1,812,874	1,680,413	1,443,417	1,198,733	950,783
Money market deposit accounts	869,159	859,961	775,488	730,902	718,633
Governmental deposit accounts	766,337	825,170	726,713	761,625	705,596
Savings accounts	880,542	901,493	919,244	987,170	1,116,622
Brokered deposits	412,653	483,444	575,429	608,914	559,955
Total interest-bearing deposits	$5,825,077	$5,858,193	$5,584,648	$5,468,423	$5,277,235
Total deposits	$7,297,774	$7,326,556	$7,152,297	$7,037,518	$6,959,869
Total demand deposits (b)	$2,556,209	$2,576,075	$2,712,006	$2,750,174	$2,908,280
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$7,592	$7,662	$6,716	$9,117	$5,924
Nonaccrual loans	33,669	31,361	25,477	26,187	28,796
Total nonperforming loans (NPLs) (f)	41,261	39,023	32,193	35,304	34,720
Other real estate owned (OREO)	7,409	7,238	7,174	7,174	7,166
Total NPAs	$48,670	$46,261	$39,367	$42,478	$41,886
Criticized loans (c)	$239,943	$256,565	$235,239	$213,156	$219,885
Classified loans (d)	120,180	147,518	120,027	124,836	110,972
Allowance for credit losses as a percent of NPLs (f)	160.56%	166.11%	194.38%	178.23%	176.30%
NPLs as a percent of total loans (f)	0.65%	0.63%	0.52%	0.58%	0.58%
NPAs as a percent of total assets (f)	0.53%	0.50%	0.43%	0.48%	0.48%
NPAs as a percent of total loans and OREO (f)	0.77%	0.74%	0.64%	0.70%	0.70%
Criticized loans as a percent of total loans (c)	3.79%	4.14%	3.82%	3.50%	3.68%
Classified loans as a percent of total loans (d)	1.90%	2.38%	1.95%	2.05%	1.86%
Allowance for credit losses as a percent of total loans	1.05%	1.05%	1.01%	1.03%	1.02%
Total demand deposits as a percent of total deposits (b)	35.03%	35.16%	37.92%	39.08%	41.79%
Capital Information (e)(g)(i)
Common equity tier 1 capital ratio (h)	11.76%	11.69%	11.75%	11.57%	11.36%
Tier 1 risk-based capital ratio	12.55%	12.50%	12.58%	12.31%	12.10%
Total risk-based capital ratio (tier 1 and tier 2)	13.47%	13.40%	13.38%	13.14%	12.92%
Leverage ratio	9.65%	9.43%	9.57%	9.34%	9.64%
Common equity tier 1 capital	$799,710	$780,017	$766,691	$752,728	$728,892
Tier 1 capital	854,050	834,089	820,495	801,010	776,753
Total capital (tier 1 and tier 2)	916,073	894,662	873,225	855,054	828,910
Total risk-weighted assets	$6,802,528	$6,674,114	$6,524,577	$6,505,779	$6,417,511
Total stockholders' equity to total assets	11.68%	11.46%	11.50%	11.11%	11.37%
Tangible equity to tangible assets (j)	7.61%	7.37%	7.33%	6.85%	7.00%

(a)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(b)The sum of non-interest-bearing deposits and interest-bearing demand accounts is considered total demand deposits.
(c)Includes loans categorized as special mention, substandard, or doubtful.
(d)Includes loans categorized as substandard or doubtful.
(e)Data presented as of the end of the period indicated.
(f)Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(g)June 30, 2024 data based on preliminary analysis and subject to revision.
(h)Peoples' capital conservation buffer was 5.66% at June 30, 2024, 5.60% at March 31, 2024, 5.38% at December 31, 2023, 5.14% at September 30, 2023, and 4.92% at June 30, 2023, compared to required capital conservation buffer of 2.50%
(i)Peoples has adopted the five-year transition to phase in the impact of the adoption of CECL on regulatory capital ratios.
(j)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR (RECOVERY OF) CREDIT LOSSES INFORMATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Provision for credit losses
Provision for credit losses	$5,397	$5,834	$7,751	$11,231	$9,424
Provision for checking account overdrafts	286	268	232	554	412
Total provision for credit losses	$5,683	$6,102	$7,983	$11,785	$9,836

Net Charge-Offs
Gross charge-offs	$4,607	$3,874	$2,041	$8,481	$3,896
Recoveries	374	554	845	928	1,156
Net charge-offs	$4,233	$3,320	$1,196	$7,553	$2,740

Net Charge-Offs (Recoveries) by Type
Construction	$—	$—	$—	$—	$9
Commercial real estate, other	80	129	(9)	209	(3)
Commercial and industrial	46	228	(440)	274	(439)
Premium finance	51	46	20	97	34
Leases	2,204	1,058	515	3,262	904
Residential real estate	(4)	(3)	(10)	(7)	2
Home equity lines of credit	9	(7)	55	2	74
Consumer, indirect	1,450	1,390	812	2,840	1,662
Consumer, direct	126	217	43	343	132
Deposit account overdrafts	271	262	210	533	365
Total net charge-offs	$4,233	$3,320	$1,196	$7,553	$2,740

As a percent of average total loans (annualized)	0.27%	0.22%	0.09%	0.24%	0.11%

SUPPLEMENTAL INFORMATION (Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2024	2024	2023	2023	2023

Trust assets under administration and management	$2,071,832	$2,061,402	$2,021,249	$1,900,488	$1,931,789
Brokerage assets under administration and management	1,567,775	1,530,954	1,473,814	1,364,372	1,379,309
Mortgage loans serviced for others	341,298	348,937	356,784	366,996	375,882
Employees (full-time equivalent)	1,489	1,498	1,478	1,482	1,500

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$178,094	$2,502	5.65%	$142,381	$1,922	5.43%	$58,245	$673	4.64%
Investment securities (a)(b)	1,870,372	16,144	3.45%	1,832,599	15,234	3.33%	1,873,944	14,240	3.04%
Loans (b)(c):
Construction	328,943	6,595	7.93%	339,448	6,404	7.46%	358,732	6,491	7.16%
Commercial real estate, other	2,074,718	36,420	6.94%	2,076,219	37,242	7.10%	1,735,466	28,240	6.44%
Commercial and industrial	1,230,290	23,897	7.68%	1,203,196	23,515	7.73%	1,069,529	19,561	7.24%
Premium finance	260,513	5,746	8.73%	210,405	4,564	8.58%	154,557	2,659	6.81%
Leases	419,764	11,982	11.29%	409,870	12,067	11.65%	359,016	10,276	11.32%
Residential real estate (d)	925,629	11,460	4.95%	930,989	11,322	4.86%	921,012	10,818	4.70%
Home equity lines of credit	225,362	4,612	8.23%	216,743	4,297	7.97%	191,915	3,656	7.64%
Consumer, indirect	656,405	9,669	5.92%	656,244	9,281	5.69%	651,669	7,943	4.89%
Consumer, direct	119,048	2,095	7.08%	124,091	2,098	6.80%	123,899	2,247	7.27%
Total loans	6,240,672	112,476	7.16%	6,167,205	110,790	7.13%	5,565,795	91,891	6.55%
Allowance for credit losses	(64,745)			(61,236)			(53,427)
Net loans	6,175,927			6,105,969			5,512,368
Total earning assets	8,224,393	131,122	6.34%	8,080,949	127,946	6.29%	7,444,557	106,804	5.70%

Goodwill and other intangible assets	407,864			410,719			387,055
Other assets	548,197			529,983			511,271
Total assets	$9,180,454			$9,021,651			$8,342,883

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$892,465	$222	0.10%	$905,713	$226	0.10%	$1,095,713	$583	0.21%
Governmental deposit accounts	795,913	5,594	2.83%	763,899	5,085	2.68%	693,725	2,330	1.35%
Interest-bearing demand accounts	1,095,553	495	0.18%	1,109,033	452	0.16%	1,178,614	532	0.18%
Money market deposit accounts	850,375	5,419	2.56%	784,759	4,888	2.51%	679,123	2,006	1.18%
Retail certificates of deposit	1,743,238	18,423	4.25%	1,582,426	15,900	4.04%	825,155	4,209	2.05%
Brokered deposits (e)	482,310	5,506	4.59%	568,996	6,753	4.77%	480,640	4,744	3.96%
Total interest-bearing deposits	5,859,854	35,659	2.45%	5,714,826	33,304	2.34%	4,952,970	14,404	1.17%
Short-term borrowings (e)	407,273	4,978	4.90%	388,830	4,184	4.31%	493,561	5,314	4.32%
Long-term borrowings	234,961	3,520	5.98%	230,274	3,466	6.01%	132,091	1,847	5.56%
Total borrowed funds	642,234	8,498	5.30%	619,104	7,650	4.94%	625,652	7,161	4.58%
Total interest-bearing liabilities	6,502,088	44,157	2.73%	6,333,930	40,954	2.60%	5,578,622	21,565	1.55%

Non-interest-bearing deposits	1,476,870			1,501,738			1,637,671
Other liabilities	140,042			133,202			175,152
Total liabilities	8,119,000			7,968,870			7,391,445
Stockholders’ equity	1,061,454			1,052,781			951,438
Total liabilities and stockholders' equity	$9,180,454			$9,021,651			$8,342,883

Net interest income/spread (b)		$86,965	3.61%		$86,992	3.69%		$85,239	4.15%
Net interest margin (b)			4.18%			4.26%			4.54%

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited) -- (Continued)

	Six Months Ended
	June 30, 2024			June 30, 2023
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$160,238	$4,424	5.55%	$47,008	$1,062	4.55%
Investment securities (a)(b)	1,851,485	31,378	3.39%	1,831,335	26,547	2.90%
Loans (b)(c):
Construction	334,196	12,998	7.69%	300,270	10,454	6.92%
Commercial real estate, other	2,075,468	73,662	7.02%	1,538,771	48,034	6.21%
Commercial and industrial	1,216,743	47,412	7.71%	975,633	34,165	6.96%
Premium finance	235,459	10,310	8.66%	151,244	4,809	6.32%
Leases	414,817	24,049	11.47%	350,845	19,919	11.29%
Residential real estate (d)	928,309	22,782	4.91%	881,514	20,535	4.66%
Home equity lines of credit	221,053	8,909	8.10%	184,337	6,622	7.24%
Consumer, indirect	656,324	18,950	5.81%	646,045	15,173	4.74%
Consumer, direct	121,569	4,194	6.94%	116,377	3,985	6.91%
Total loans	6,203,938	223,266	7.14%	5,145,036	163,696	6.35%
Allowance for credit losses	(62,990)			(53,052)
Net loans	6,140,948			5,091,984
Total earning assets	8,152,671	259,068	6.32%	6,970,327	191,305	5.49%

Goodwill and other intangible assets	409,292			356,470
Other assets	539,089			465,782
Total assets	$9,101,052			$7,792,579

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$899,089	$448	0.10%	$1,071,174	$719	0.14%
Governmental deposit accounts	779,906	10,679	2.75%	666,683	3,396	1.03%
Interest-bearing demand accounts	1,102,293	947	0.17%	1,142,648	712	0.13%
Money market deposit accounts	817,567	10,307	2.54%	632,561	2,831	0.90%
Retail certificates of deposit	1,662,832	34,323	4.15%	702,809	5,959	1.71%
Brokered deposit (e)	525,653	12,259	4.69%	353,760	6,447	3.68%
Total interest-bearing deposits	5,787,340	68,963	2.40%	4,569,635	20,064	0.89%
Short-term borrowings (e)	398,052	9,162	4.62%	482,643	9,772	4.08%
Long-term borrowings	232,617	6,985	5.99%	115,375	3,000	5.19%
Total borrowed funds	630,669	16,147	5.12%	598,018	12,772	4.30%
Total interest-bearing liabilities	6,418,009	85,110	2.66%	5,167,653	32,836	1.28%

Non-interest-bearing deposits	1,489,304			1,598,985
Other liabilities	136,622			149,075
Total liabilities	8,043,935			6,915,713
Stockholders’ equity	1,057,117			876,866
Total liabilities and stockholders' equity	$9,101,052			$7,792,579

Net interest income/spread (b)		$173,958	3.66%		$158,469	4.21%
Net interest margin (b)			4.22%			4.54%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2024	2024	2023	2024	2023

Core non-interest expense:
Total non-interest expense	$68,758	$68,465	$70,623	$137,223	$127,102
Less: acquisition-related expenses	—	(84)	10,709	(84)	11,260
Add: COVID -19 Employee Retention Credit	—	—	548	—	548
Core non-interest expense	$68,758	$68,549	$60,462	$137,307	$116,390

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2024	2024	2023	2024	2023

Efficiency ratio:
Total non-interest expense	$68,758	$68,465	$70,623	$137,223	$127,102
Less: amortization of other intangible assets	2,787	2,788	2,800	5,575	4,671
Adjusted total non-interest expense	65,971	65,677	67,823	131,648	122,431

Total non-interest income	23,704	25,779	21,015	49,483	40,075
Less: net loss on investment securities	(353)	(1)	(166)	(354)	(2,101)
Less: net loss on asset disposals and other transactions	(428)	(341)	(1,665)	(769)	(1,911)
Total non-interest income, excluding net gains and losses	24,485	26,121	22,846	50,606	44,087

Net interest income	86,613	86,640	84,853	173,253	157,731
Add: fully tax-equivalent adjustment (a)	352	352	386	705	738
Net interest income on a fully tax-equivalent basis	86,965	86,992	85,239	173,958	158,469

Adjusted revenue	$111,450	$113,113	$108,085	$224,564	$202,556

Efficiency ratio	59.19%	58.06%	62.75%	58.62%	60.44%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$68,758	$68,549	$60,462	$137,307	$116,390
Less: amortization of other intangible assets	2,787	2,788	2,800	5,575	4,671
Adjusted core non-interest expense	65,971	65,761	57,662	131,732	111,719

Adjusted revenue	$111,450	$113,113	$108,085	$224,564	$202,556

Efficiency ratio adjusted for non-core items	59.19%	58.14%	53.35%	58.66%	55.15%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2024	2024	2023	2023	2023

Tangible equity:
Total stockholders' equity	$1,077,833	$1,062,002	$1,053,534	$993,219	$998,907
Less: goodwill and other intangible assets	406,417	409,285	412,172	408,494	413,172
Tangible equity	$671,416	$652,717	$641,362	$584,725	$585,735

Tangible assets:
Total assets	$9,226,461	$9,270,774	$9,157,382	$8,942,534	$8,786,635
Less: goodwill and other intangible assets	406,417	409,285	412,172	408,494	413,172
Tangible assets	$8,820,044	$8,861,489	$8,745,210	$8,534,040	$8,373,463

Tangible book value per common share:
Tangible equity	$671,416	$652,717	$641,362	$584,725	$585,735
Common shares outstanding	35,498,977	35,486,234	35,314,745	35,395,990	35,374,916

Tangible book value per common share	$18.91	$18.39	$18.16	$16.52	$16.56

Tangible equity to tangible assets ratio:
Tangible equity	$671,416	$652,717	$641,362	$584,725	$585,735
Tangible assets	$8,820,044	$8,861,489	$8,745,210	$8,534,040	$8,373,463

Tangible equity to tangible assets	7.61%	7.37%	7.33%	6.85%	7.00%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2024	2024	2023	2024	2023

Pre-provision net revenue:
Income before income taxes	$35,876	$37,852	$27,262	$73,728	$60,868
Add: provision for credit losses	5,683	6,102	7,983	11,785	9,836
Add: loss on OREO	—	—	1,612	—	1,622
Add: loss on investment securities	353	1	166	354	2,101
Add: loss on other assets	397	309	45	706	274
Add: loss on other transactions	31	32	8	63	15
Pre-provision net revenue	$42,340	$44,296	$37,076	$86,636	$74,716

Total average assets	9,180,454	9,021,651	8,342,883	9,101,052	7,792,579

Pre-provision net revenue to total average assets (annualized)	1.85%	1.97%	1.78%	1.91%	1.93%
Weighted-average common shares outstanding – diluted	35,117,648	35,051,810	32,649,976	35,071,550	30,314,504
Pre-provision net revenue per common share – diluted	$1.21	$1.26	$1.13	$2.45	$2.45

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2024	2024	2023	2024	2023

Annualized net income adjusted for non-core items:
Net income	$29,007	$29,584	$21,096	$58,591	$47,656
Add: net loss on investment securities	353	1	166	354	2,101
Less: tax effect of net loss on investment securities (a)	74	—	35	74	441
Add: net loss on asset disposals and other transactions	428	341	1,665	769	1,911
Less: tax effect of net loss on asset disposals and other transactions (a)	90	72	349	161	401
Add: acquisition-related expenses	—	(84)	10,709	(84)	11,260
Less: tax effect of acquisition-related expenses (a)	—	(18)	2,249	(18)	2,365
Less: COVID -19 Employee Retention Credit	—	—	548	—	548
Add: tax effect of COVID -19 Employee Retention Credit (a)	—	—	115	—	115
Net income adjusted for non-core items	$29,624	$29,788	$30,570	$59,413	$59,288

Days in the period	91	91	91	182	181
Days in the year	366	366	365	366	365
Annualized net income	$116,666	$118,986	$84,616	$117,826	$96,102
Annualized net income adjusted for non-core items	$119,147	$119,807	$122,616	$119,479	$119,559
Return on average assets:
Annualized net income	$116,666	$118,986	$84,616	$117,826	$96,102
Total average assets	$9,180,454	$9,021,651	$8,342,883	$9,101,052	$7,792,579
Return on average assets	1.27%	1.32%	1.01%	1.29%	1.23%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items	$119,147	$119,807	$122,616	$119,479	$119,559
Total average assets	$9,180,454	$9,021,651	$8,342,883	$9,101,052	$7,792,579
Return on average assets adjusted for non-core items	1.30%	1.33%	1.47%	1.31%	1.53%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	For the Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2024	2024	2023	2024	2023

Annualized net income excluding amortization of other intangible assets:
Net income	$29,007	$29,584	$21,096	$58,591	$47,656
Add: amortization of other intangible assets	2,787	2,788	2,800	5,575	4,671
Less: tax effect of amortization of other intangible assets (a)	585	585	588	1,171	981
Net income excluding amortization of other intangible assets	$31,209	$31,787	$23,308	$62,995	$51,346

Days in the period	91	91	91	182	181
Days in the year	366	366	365	366	365
Annualized net income	$116,666	$118,986	$84,616	$117,826	$96,102
Annualized net income excluding amortization of other intangible assets	$125,522	$127,847	$93,488	$126,682	$103,543

Average tangible equity:
Total average stockholders' equity	$1,061,454	$1,052,781	$951,438	$1,057,117	$876,866
Less: average goodwill and other intangible assets	407,864	410,719	387,055	409,292	356,470
Average tangible equity	$653,590	$642,062	$564,383	$647,825	$520,396

Return on average stockholders' equity ratio:
Annualized net income	$116,666	$118,986	$84,616	$117,826	$96,102
Average stockholders' equity	$1,061,454	$1,052,781	$951,438	$1,057,117	$876,866

Return on average stockholders' equity	10.99%	11.30%	8.89%	11.15%	10.96%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets	$125,522	$127,847	$93,488	$126,682	$103,543
Average tangible equity	$653,590	$642,062	$564,383	$647,825	$520,396

Return on average tangible equity	19.21%	19.91%	16.56%	19.55%	19.90%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE